CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 23, 2012, on the financial statements of Yacktman Fund and Yacktman Focused Fund, formerly known as the Yacktman Funds, Inc., comprising The Yacktman Fund and The Yacktman Focused Fund, as of December 31, 2011, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in Managers AMG Funds’ Registration Statement on Form N-1 A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 24, 2012

Registered with the Public Company Accounting Oversight Board